UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

AMN HEALTHCARE SERVICES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone: (866) 871-8519

[• ]

Dear Stockholder:

You are cordially invited to attend a special meeting (the “Special Meeting”) of stockholders of AMN Healthcare Services, Inc. (the “Company” or “AMN”) scheduled to be held on December 15, 2010, at 8:30 a.m. Pacific Standard Time, at the Company’s offices located at 12400 High Bluff Drive, Suite 100, San Diego, California 92130.

On September 1, 2010, we completed the acquisition of NF Investors, Inc. (“NFI”), the parent company of Nursefinders, Inc. dba Medfinders (“Medfinders”), one of the nation’s leading providers of clinical workforce managed services programs. As a result of the acquisition, we acquired all of the issued and outstanding capital stock of NFI, and Medfinders became our wholly owned subsidiary.

At the closing of the acquisition, the former NFI stockholders received (i) 6,300,000 newly issued shares of our common stock, par value $0.01 per share (“Common Stock”), and (ii) 5,432,570.9 shares of our newly created Series A Conditional Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), subject to potential adjustments for certain post closing purchase price adjustments and indemnification obligations.

Shares of Preferred Stock are entitled to receive any dividends payable on our Common Stock (based on an as-converted basis). In addition, shares of Preferred Stock accrue dividends at a rate of 11% per annum until our stockholders approve the optional and mandatory conversion provisions and voting rights of the shares of Preferred Stock (as described below and in the accompanying proxy statement). However, if stockholder approval is obtained within 180 days following September 1, 2010, the date of the closing of the acquisition, all dividends on the shares of Preferred Stock that accrued at a rate of 11% per annum will be forgiven.

Prior to obtaining stockholder approval, shares of Preferred Stock are not convertible into shares of our Common Stock and are non-voting. If stockholder approval is obtained, then each share of Preferred Stock will (i) at the option of the holder, be convertible into one share of our Common Stock (subject to customary adjustments for accrued and unpaid dividends, if any, and changes in our capital structure), (ii) automatically convert into one share of our Common Stock (subject to customary adjustments for accrued and unpaid dividends, if any, and changes in our capital structure) upon the earlier of (A) the trading price of our Common Stock being greater than or equal to $10.00 per share for 30 consecutive trading days after the date stockholder approval is obtained or (B) the tenth anniversary of the original issue date of September 1, 2010 and (iii) allow the holder of such Preferred Stock to vote on all matters with holders of our Common Stock on an as-converted basis.

At the Special Meeting, holders of shares of our Common Stock will be asked to consider and vote on a proposal to approve the optional and mandatory conversion provisions and voting rights of the shares of Preferred Stock. Our Board of Directors unanimously approved the proposal and recommends that our stockholders vote “FOR” the proposal.

All holders of record of our Common Stock as of October 26, 2010 are entitled to vote at the Special Meeting.

Please read the accompanying proxy statement for further information. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Special Meeting, please complete, sign and date and promptly return the enclosed proxy card in the self-addressed envelope enclosed for your convenience so that your shares will be represented at the Special Meeting. The proxy is revocable at any time before it is voted and will not affect your right to vote in person if you attend the Special Meeting.

Thank you for your ongoing support of and continued interest in AMN.

Sincerely,

Susan R. Salka
Chief Executive Officer & President

[•], 2010

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone (866) 871-8519

NOTICE OF SPECIAL MEETING OF

STOCKHOLDERS

MEETING DATE:	December 15, 2010.

MEETING TIME:	8:30 a.m., Pacific Standard Time.

RECORD DATE:	October 26, 2010.

LOCATION:	AMN Healthcare Services, Inc. 12400 High Bluff Drive, Suite 100 San Diego, California 92130.

ITEMS OF BUSINESS:	1. To approve the optional and mandatory conversion provisions of the Series A Conditional Convertible Preferred Stock and the right of the holders of the shares of Series A Conditional Convertible Preferred Stock to vote on all matters with holders of shares of our Common Stock on an as-converted basis, which we refer to as the “Preferred Stock Proposal.”

2. To approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the Preferred Stock Proposal, which we refer to as the “Adjournment Proposal.”

The Preferred Stock Proposal is described in the proxy statement accompanying this Notice. We are required to seek approval of the Preferred Stock Proposal under the terms of the Agreement and Plan of Merger, dated July 28, 2010, by and among us, certain of our subsidiaries, NF Investors, Inc., the parent company of Medfinders (“NFI”), and GSUIG, L.L.C. (“GSUIG”) (in its capacity as the representative of stockholders of NFI) (as amended, the “Merger Agreement”). As a result of the acquisition, we acquired all of the issued and outstanding capital stock of NFI, and Medfinders became our wholly owned subsidiary.

The AMN Board of Directors unanimously approved the proposal and recommends that stockholders vote “FOR” the Preferred Stock Proposal and the Adjournment Proposal.

The record date for the Special Meeting is October 26, 2010. Only stockholders of record of our Common Stock at the close of business on the record date will be entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting.

Important Notice Regarding the Availability of

Proxy Materials for the

Stockholders Meeting to be Held on December 15, 2010.

The proxy statement is available on our website at www.amnhealthcare.com/investors under the heading “[•]”.

By order of the Board of Directors,

Denise L. Jackson
Senior Vice President, General Counsel and Secretary

San Diego, California

[•], 2010

IMPORTANT

IF YOU ARE A STOCKHOLDER OF OUR COMMON STOCK, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING AND WILL SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON AT THE SPECIAL MEETING IF YOU DESIRE TO DO SO. YOUR PROXY IS REVOCABLE AT YOUR OPTION IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

i

PROXY STATEMENT

FOR THE

SPECIAL MEETING OF STOCKHOLDERS

OF AMN HEALTHCARE SERVICES, INC.

TO BE HELD ON DECEMBER 15, 2010

Location of the Special Meeting:

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Our Board of Directors is soliciting proxies to be voted at the Special Meeting of Stockholders of AMN Healthcare Services, Inc. scheduled to be held on December 15, 2010, at 8:30 a.m. Pacific Standard Time, at AMN Healthcare Services, Inc., 12400 High Bluff Drive, Suite 100, San Diego, California 92130, and any adjournments or postponements of the Special Meeting (the “Special Meeting”), for the purposes set forth in the attached Notice of Special Meeting of Stockholders. The notice, this proxy statement and the form of proxy enclosed are first being sent to stockholders on or about [•], 2010. Our stockholders are invited to attend the Special Meeting and are requested to vote on the proposals described in this proxy statement. In this proxy statement, we refer to AMN Healthcare Services, Inc. as the “Company,” “AMN,” “we,” “our” or “us.”

QUESTIONS AND ANSWERS ABOUT THESE PROXY

MATERIALS AND THE SPECIAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Special Meeting.

Q:	Why am I receiving these materials? What am I voting on?

A:	We are providing these proxy materials to you in connection with the Special Meeting of Stockholders of AMN Healthcare Services, Inc. scheduled to be held on December 15, 2010. At the Special Meeting, holders of shares of our Common Stock will be asked to consider and vote on:

•

a proposal to approve the optional and mandatory conversion provisions of the Preferred Stock, as defined below, and the right of the holders of the Preferred Stock to vote on all matters with holders of shares of our Common Stock on an as-converted basis. We refer to this proposal as the “Preferred Stock Proposal.”

•

a proposal to approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the Preferred Stock Proposal. We refer to this proposal as the “Adjournment Proposal.”

Q:	Why did the Company issue the Preferred Stock?

A:	On September 1, 2010, we completed the acquisition of NF Investors, Inc., a Delaware corporation (“NFI”), the parent company of Nursefinders, Inc. dba Medfinders (“Medfinders”), one of the nation’s leading providers of clinical workforce managed services programs. As contemplated by the Merger Agreement, one of our subsidiaries merged with and into NFI, with NFI continuing as the surviving corporation (the “Merger”) and, immediately thereafter, NFI (as the surviving corporation of the Merger) merged with and into another subsidiary of ours, Nightingale Acquisition LLC (“Nightingale Acquisition”), with Nightingale Acquisition continuing as the surviving entity and as our wholly owned subsidiary.

As consideration for the Merger, the former NFI stockholders received (i) 6,300,000 shares of our common stock, par value $0.01 per share (“Common Stock”), and (ii) 5,432,570.9 shares of our newly created Series

A Conditional Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), subject to potential adjustments for certain post closing purchase price adjustments and indemnification obligations. An additional 227,272 shares were issued to former NFI stockholders and affiliates to pay transaction fees owed by NFI, for a total of 5,659,842.9 Preferred Shares. Collectively, the shares of Common Stock and Preferred Stock (assuming conversion thereof into Common Stock) issued in connection with the Merger represented approximately 26% of the issued and outstanding capital stock of the Company.

Given the large number of shares of our Common Stock that would have been required to be issued to former NFI stockholders in connection with the acquisition and the voting and conversion provisions of the Preferred Stock, we would have been required, under Section 312.03 of the NYSE Listed Company Manual, to obtain the approval of our stockholders prior to the closing of the acquisition, which would have substantially delayed the acquisition for an estimated period of 90 – 120 days. We felt a delay of this length would have been detrimental, by creating confusion and uncertainty, to both the AMN and Medfinders business operations and would not be acceptable to either party in the transaction. Our Board of Directors determined that it would be more beneficial to structure the transaction so that closing would precede shareholder approval of the convertible features of the Preferred Stock. As a result, we consulted with the NYSE and structured the Merger, in compliance with NYSE Section 312.03, so that we would issue a combination of our Common Stock and Preferred Stock and seek stockholder approval of the optional and mandatory conversion provisions and voting rights of the shares of Preferred Stock following the closing of the acquisition.

Q:	Why did the Company acquire NFI?

A:	In connection with the Company’s long-term strategic plans to expand into new adjacent service lines and bolster its current offerings, the Company’s management continually seeks and evaluates strategic acquisition opportunities. As part of this ongoing evaluation process, in early 2010, the Company’s management held numerous discussions with several companies providing services the Company considered to be beneficial to the short and long-term objectives of the Company and performed initial due-diligence on these companies. During this process, the Company’s management identified Medfinders as a company with business lines that strongly complement the Company’s growth strategy. Among other benefits, we anticipate the combination of AMN and Medfinders will create a stronger company with greater scale in healthcare staffing and workforce management services.

Q:	What does Medfinders add to AMN?

A:	Medfinders is the leading clinical managed services provider (“MSP”) for hospitals in the United States, which will significantly bolster the combined company’s ability to provide support to our clients. Medfinders has been offering MSP solutions for twice as long as AMN and is recognized as an industry leader for full-service MSP implementations. The acquisition will better equip the combined company to serve our existing MSP clients and provides revenue synergy opportunities for the Company.

The acquisition also advances our strategic goal of diversifying the organization into adjacent business areas with the addition of Medfinders’ home health capabilities. The home health services sector offers strong growth potential and leverages our core competencies of recruiting and providing high quality clinical professionals.

Q:	What opportunities does the combination bring and how does it impact AMN’s bottom line?

A:

Through the combination, AMN will be able to share, implement and leverage best practices across the combined organization to provide more cost effective and robust workforce management solutions as demand for such services increases. We are projecting more than $10 million in synergies that we expect to be fully realized on an earnings before interest, taxes, depreciation and amortization (EBITDA) run-rate basis by the fourth quarter of 2011. Over 80% of the more than $10 million in EBITDA are expected to be generated from cost synergies achieved from integration and leveraging of best practices across the

Company’s corporate functions and business lines. Revenue synergies obtained through increasing the direct fill rates of each of AMN’s and Medfinders’ separate existing MSP contracts are expected to generate $2 million in incremental EBITDA.

Prior to the combination, the two companies had projected a combined $84 million in contract revenue billings in 2010 that were to be subcontracted to other vendors (third-parties), exclusive of AMN and Medfinders. As a combined company, we intend to achieve revenue synergies by filling those third party subcontracted revenue billings through the direct placement of healthcare providers from AMN’s travel nurse and allied businesses and Medfinders’ local per diem business. These service lines are complementary, as AMN did not previously have a local per diem offering and Medfinders did not have sufficient supply of travel nurse and allied healthcare professionals to fill the needs within its existing MSPs. Through the combination, AMN can increase fill rates in its MSP and home health businesses using internal supply from across the expanded organization.

Q:	What was the acquisition purchase price and how was it derived?

A:	Valuing all of the equity securities issued in the transaction using AMN's closing share price on August 31, 2010 (the day immediately preceding the closing of the acquisition) and assuming conversion of the Preferred Stock issued by AMN into our Common Stock (on a one-for-one basis), the transaction has a value of approximately $193 million (including approximately $133 million of refinanced Medfinders' indebtedness). Assuming a conversion of the Preferred Stock, the former NFI stockholders will own approximately 26% of AMN Healthcare Services, Inc. (based on the number of shares of Common Stock issued and outstanding immediately following the closing of the Merger). The ultimate purchase price and form of consideration were the result of extensive negotiation and reflected the view of the NFI stockholders that their shares were undervalued and that they wanted to stay on as long-term participants with the combined company. We considered a range of valuations for Medfinders using cash flow models, multiples of earnings, and competitive alternatives and weighed the use of debt, stock and available cash. While we did not feel AMN’s Common Stock was trading at a full value at the time we entered into discussions with the NFI stockholders, we did look at the relative valuation of Medfinders using a multiple similar to that which shareholders were applying to us, taking into account some of the synergies we could achieve. Based on this approach, we believed it was in the best interest of AMN to balance the use of both debt and equity to provide a solid platform for growth.

Q:	Why is the Company seeking approval of the Preferred Stock Proposal?

A:	The Company’s Common Stock is listed on the New York Stock Exchange, which we refer to as the NYSE, and as a result the Company is subject to certain NYSE listing rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of transactions, if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

Because the shares of Common Stock that were issued to former NFI stockholders and the shares of the Common Stock that may be issued upon conversion of the Preferred Stock would exceed 20% of both the voting power and number of shares of our Common Stock outstanding before the issuance of our capital stock in the Merger, and because none of the exceptions to Section 312.03 of the NYSE Listed Company Manual are applicable to the issuance of our Common Stock and Preferred Stock, the shares of Preferred Stock may only become convertible into shares of our Common Stock and voting securities following stockholder approval.

In addition, under the Merger Agreement, we are obligated to call a special meeting of our stockholders to seek stockholder approval of the conversion provisions of the Preferred Stock and the voting rights of the holders of shares of the Preferred Stock as contemplated by the Preferred Stock Proposal.

Q:	How does our Board of Directors recommend that I vote on these proposals?

A:	Our Board of Directors believes the Preferred Stock Proposal is in the best interest of the Company and its stockholders and has unanimously approved the Preferred Stock Proposal and recommends that you vote “FOR” the Preferred Stock Proposal. Our Board of Directors unanimously approved the Adjournment Proposal and recommends that you vote “FOR” the Adjournment Proposal.

Q:	Are former NFI stockholders entitled to vote at the Special Meeting?

A:	Former NFI stockholders who received shares of our Common Stock in connection with the Merger are entitled to vote at the Special Meeting. However, under NYSE rules and regulations, the former NFI stockholders are not permitted to affect the outcome of the vote on the Preferred Stock Proposal. Therefore, for purposes of determining whether the Preferred Stock Proposal is approved, to the extent any former NFI stockholders vote their shares of Common Stock that were issued in the Merger with respect to the Preferred Stock Proposal, regardless of how these shares are voted, those votes will be counted with respect to the Preferred Stock Proposal as having been voted in the same proportion “FOR,” “AGAINST” and “ABSTAIN” as the Common Stock issued and outstanding immediately prior to the Merger have been voted.

Q:	Who is soliciting my vote pursuant to this proxy statement?

A:	Our Board of Directors is soliciting your vote at the Special Meeting. In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote. We have also retained MacKenzie Partners, Inc. to assist in the solicitation.

Q:	Why was I not asked to approve of the creation of the class of Preferred Stock?

A:	Pursuant to applicable provisions of the Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation, our Board of Directors is authorized to create one or more classes or series of preferred stock and to determine the voting powers, designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such classes and series. As a result, the approval of our stockholders was not required for the creation of the Preferred Stock.

Q:	What will happen if our stockholders do not approve the Preferred Stock Proposal?

A:	If our stockholders do not approve the Preferred Stock Proposal, then the holders of the Preferred Stock will not be able to convert any shares of the Preferred Stock into our Common Stock and will not be able to vote on matters submitted to a vote of the our stockholders. Furthermore, if our stockholders do not approve the Preferred Stock Proposal, then the Preferred Stock will continue to accrue dividends at a rate of 11% per annum until such approval is obtained or until we redeem the Preferred Stock. If our stockholders do not approve the Preferred Stock Proposal by September 1, 2020, we will have the right to redeem all or a portion of the shares of Preferred Stock outstanding at or after such time.

Q:	What will happen if the Preferred Stock Proposal is approved by our stockholders?

A:

If our stockholders approve the Preferred Stock Proposal at the Special Meeting, then the Preferred Stock will cease to accrue dividends at a rate of 11% per annum, may be converted, at the option of the holder or automatically (in accordance with its terms), into shares of our Common Stock (as described in more detail elsewhere in this proxy statement) and will be entitled to vote on all matters with the shares of our Common Stock on an as-converted basis. Further, if our stockholders approve the Preferred Stock Proposal at a special meeting at any time within 180 days following the closing of the Merger (i.e., by March 1, 2011), all dividends on the shares of Preferred Stock that accrued at a rate of 11% per annum will be forgiven.

Q:	What are the conversion rights of the shares of Preferred Stock?

A:	In compliance with the NYSE rules and regulations, the Preferred Stock is not convertible into our Common Stock prior to stockholder approval of the Preferred Stock Proposal. If the Preferred Stock Proposal is approved, then each share of the Preferred Stock (i) will be convertible into one share of our Common Stock (subject to customary adjustments for accrued and unpaid dividends, if any, and changes in the Company’s capital structure) at the option of the holder and (ii) will automatically convert into one share of Common Stock (subject to customary adjustments for accrued and unpaid dividends if any, and changes in the Company’s capital structure) upon the earlier of (A) the closing price of our Common Stock being equal to or greater than $10.00 per share (as adjusted from time to time to reflect fully changes in the Company’s capital structure) for a period of 30 consecutive trading days after the date stockholder approval is obtained or (B) the tenth anniversary of the original issue date of September 1, 2010.

Q:	Will the approval of the Preferred Stock Proposal be dilutive to existing holders of the Company’s Common Stock?

A:	Approval of the Preferred Stock Proposal will dilute the voting power of existing stockholders of the Company because it will permit the conversion of Preferred Stock into shares of our Common Stock. Based on the capitalization of the Company as of September 28, 2010, and the conversion rate of one share of Common Stock per share of Preferred Stock, the conversion of the Preferred Stock would result in the holders thereof owning approximately 13% of our outstanding shares of Common Stock after giving effect to such conversion (net of the shares of our Common Stock already held by such persons) or approximately 26% of our outstanding shares of Common Stock after giving effect to such conversion (including the shares of our Common Stock already held by such persons).

Q:	Was there any change to our Board of Directors in connection with the Merger?

A:	Yes. In connection with the Merger, we expanded our Board of Directors and created two new directorships. Immediately following the closing of the Merger, our Board of Directors unanimously appointed Mr. Wyche H. Walton and Mr. Martin Chavez to these newly created directorships.

Q:	How many shares are eligible to be voted at the Special Meeting?

A:	As of the record date of October 26, 2010, there were [•] shares of our Common Stock outstanding (including 6,300,000 shares of Common Stock issued to former NFI stockholders in connection with the Merger). Each outstanding share of our Common Stock will entitle its holder to one vote.

Q:	Who is entitled to vote at the Special Meeting?

A:	Only stockholders of record of our Common Stock at the close of business on October 26, 2010, the record date for the Special Meeting, will be entitled to vote at the Special Meeting.

Q:	What quorum is required to hold the Special Meeting?

A:

A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Special Meeting. In order for us to transact business at the Special Meeting, the holders of at least the majority of all outstanding shares of our Common Stock entitled to vote at the Special Meeting must be present, either in person or by proxy. Stockholders choosing to abstain from voting and broker “non-votes” will be treated as present and entitled to vote for purposes of determining whether a quorum is present at the Special Meeting.

If you are the beneficial owner of your shares of Common Stock, your broker, bank or nominee may vote your shares of Common Stock only on those proposals on which it has discretion to vote. Your broker, bank or nominee is prohibited to vote your shares of Common Stock without instructions from you on matters that are considered significant. The Preferred Stock Proposal being voted on at the Special Meeting is considered significant. Therefore, if you do not vote by proxy, your broker, bank or other nominee cannot vote your shares of Common Stock on the Preferred Stock Proposal and your shares will be considered broker “non-votes”.

Q:	What vote is required to approve each of the proposals?

A:	Approval of the Preferred Stock Proposal requires the affirmative vote of a majority of votes cast at the Special Meeting, provided that the total votes cast on the proposal represents over 50% of all shares entitled to vote at the Special Meeting. Accordingly, either a failure to cast a vote for the Preferred Stock Proposal or a broker “non-vote” on the Preferred Stock Proposal could have the effect of a vote against the Preferred Stock Proposal if such failure to cast a vote or broker “non-vote” results in the total number of votes cast on the Preferred Stock Proposal not representing over 50% of all shares of our Common Stock entitled to vote on the Preferred Stock Proposal. An abstention will be counted as a vote cast at the Special Meeting for purposes of the Preferred Stock Proposal and will have the same effect as a vote against the Preferred Stock Proposal. However, under NYSE rules and regulations, the former NFI stockholders are not permitted to affect the outcome of the vote on the Preferred Stock Proposal. Therefore, for purposes of determining whether the Preferred Stock Proposal is approved, to the extent any former NFI stockholders vote their shares of Common Stock that were issued in the Merger with respect to the Preferred Stock Proposal, regardless of how these shares are voted, those votes will be counted with respect to the Preferred Stock Proposal as having been voted in the same proportion “FOR,” “AGAINST” and “ABSTAIN” as the Common Stock issued and outstanding immediately prior to the Merger have been voted.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of our Common Stock represented in person or by proxy at the Special Meeting, whether or not a quorum is present. Accordingly, a broker “non-vote” will not affect whether the proposal is approved. An abstention will be counted as present at the Special Meeting for purposes of the proposal and will have the same effect as a vote against the proposal.

Q:	How may I cast my vote?

A:	Shares Held in Your Name. If you hold shares as a record holder, you may vote your shares in one of the following ways: (i) in person at the Special Meeting or (ii) by completing, signing and returning your proxy card in the enclosed postage-paid envelope.

Shares Held Through a Broker.    If you hold shares in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee to determine the procedure by which you can vote.

Q:	How may I revoke or change my vote?

A:	A stockholder giving a proxy may revoke it at any time before it is voted at the Special Meeting by giving the Secretary of the Company a letter revoking the proxy or a duly executed proxy bearing a later date, or by voting in person at the Special Meeting. Attendance at the Special Meeting, without voting, will not alone constitute the revocation of a proxy.

Q:	Where can I find the voting results of the Special Meeting?

A:

We will announce preliminary voting results at the Special Meeting. We will file a Current Report on Form 8-K publishing the preliminary or final voting results with the Securities and Exchange Commission within four business days from the day on which the Special Meeting ended. If we publish only preliminary voting results, we will file an amended Current Report on Form 8-K publishing the final voting results with the Securities and Exchange Commission within four business days after the final voting results are known.

Q:	Who is paying for the costs of this proxy solicitation?

A:	We will bear the costs of preparing, printing and mailing the materials in connection with the solicitation of proxies. In addition to mailing these materials, officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally or by mail, telephone or electronic communication. We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this proxy solicitation. We have retained MacKenzie Partners, Inc. to assist in the solicitation at a cost of approximately $12,500, plus payment of reasonable out-of-pocket expenses and other customary costs.

Q:	Who can attend the Special Meeting?

A:	Only record or beneficial owners of our Common Stock (or their proxies) may attend the Special Meeting in person. When you arrive at the Special Meeting you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of their ownership of our Common Stock, such as a recent brokerage account or bank statement.

Q:	What happens if the Special Meeting is postponed or adjourned?

A:	Your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	What will happen if the Special Meeting is adjourned?

A:	If the Special Meeting is adjourned to solicit additional proxies, we would intend to reconvene the special meeting as soon as reasonably practical, and in any event within 60 days of the record date. Pursuant to our By-laws, stockholder meetings must be held no more than 60 days following the record date.

Q:	Who should I contact if I have questions or need assistance voting my shares?

A:	Please contact our proxy solicitors:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

(800) 322-2885

proxy@mackenziepartners.com

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Such statements include expectations regarding the terms, value and anticipated benefits of the acquisition of NFI and structure of the transaction, including AMN’s enhanced ability to serve MSP clients, cost saving and synergies expected from sales opportunities and operational efficiencies, accretion to earnings, home healthcare opportunities, and advancement of AMN’s growth strategy and diversification. We based these forward-looking statements on our current expectations and projections about future events. All forward looking statements involve risks and uncertainties. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ materially from those implied by the forward-looking statements in this proxy statement include but are not limited to:

•	our ability to sustain and grow our staffing services in a continued significant economic downturn;

•

our ability to continue to recruit and retain qualified temporary and permanent healthcare professionals at reasonable costs, in the face of future growth in employment rates and resulting constriction of supply;

•	our ability to attract and retain sales and operational personnel;

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our ability to secure new and profitable orders and searches from our hospital, healthcare facility, affiliated healthcare network and physician practice group clients, which may be impacted by the role of intermediary organizations, such as vendor management companies;

•	our ability to mitigate credit risk in light of concentration of buyers of healthcare staffing services, including our vendor management and managed services customers;

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the overall level of demand for services offered by temporary and permanent healthcare providers, which may be affected by adoption of alternative modes of healthcare delivery, the changing preferences of our clients and healthcare reform;

•	the ability of our clients to retain and increase the productivity of their permanent staff;

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our ability to successfully design our strategic growth, acquisition and integration strategies and to implement those strategies, in particular, in our acquisition of NFI, and to integrate acquired companies’ accounting, management information, human resource and other administrative systems, and implement or remediate controls, procedures and policies at acquired companies;

•	our ability to innovate and to anticipate, interpret and adjust to actions by new and existing competition sources and technological changes;

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failure to obtain stockholder approval of the optional and mandatory conversion provisions of the Preferred Stock and voting rights of the holders of shares of Preferred Stock, which would require us to continue pay dividends at a rate of 11% per annum and could adversely affect our ability to raise additional capital;

•	our ability to leverage our cost structure;

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access to and undisrupted performance of our management information and communication systems, including use of the Internet, and our candidate and client databases and payroll and billing software systems;

•	our ability to keep our client and provider-facing self-service web sites operational and without service interruptions;

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our ability to grow and operate our business in compliance with legislation and regulations, including regulations that may directly or indirectly impact us, such as Medicare certification and reimbursement, state licensure and the Affordable Care Act;

•	the challenge to the classification of certain of our healthcare professionals as independent contractors;

•	the impact of medical malpractice and other claims asserted against us for which we carry significant self-insured retentions;

•	our ability to carry out our business strategy and maintain sufficient cash flow and capital structure to support our business;

•	our ability to meet our financial covenants, which if not met, could adversely affect our liquidity;

•	the loss of key officers and management personnel that could adversely affect our ability to remain competitive; and

•	the effect of recognition by us of an impairment to goodwill.

We caution that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

BACKGROUND OF THE MERGER AND THE PREFERRED STOCK PROPOSAL

In connection with AMN’s long-term strategic plans to expand into new adjacent service lines and bolster its current offerings, AMN’s management continually seeks and evaluates strategic acquisition opportunities. As part of this ongoing evaluation process, in early 2010, AMN’s management held numerous discussions with several companies providing services AMN considered to provide a fit with the short and long-term objectives of AMN and performed initial due-diligence on these companies. During this process, AMN’s management identified NFI’s subsidiary Medfinders as a company with business lines that have a strong fit with AMN’s growth strategy.

Medfinders is the leading clinical managed services provider (“MSP”) for U.S. hospitals. AMN’s management recognized that the acquisition would better equip the combined company to serve existing MSP clients and provide revenue synergy opportunities. The combination would also permit AMN to share, implement and leverage best practices across the combined organization to provide more cost effective and robust workforce management solutions as demand for such services increases. Further, the acquisition advances AMN’s strategic goal of diversifying the organization into adjacent business areas with the addition of Medfinders’ home health capabilities, a sector with strong growth potential that leverages AMN’s core competencies of recruiting and providing high quality clinical professionals.

In the second quarter of 2010, certain members of AMN’s Board of Directors and senior management had informal discussions with certain members of NFI’s board of directors regarding a potential acquisition of NFI by AMN. Following such discussions, representatives of AMN conducted a preliminary due-diligence review of NFI, after which the parties, on May 7, 2010, entered into a non-binding letter of intent (the “Letter of Intent”). The Letter of Intent contemplated the acquisition of NFI by AMN in an all stock transaction for a purchase price of $275 million (including the assumption of approximately $132 million of NFI’s indebtedness and issuance of preferred stock valued at the $11.00 per share liquidation value described below). Given the large number of shares of our Common Stock to be issued in connection with the acquisition of NFI, AMN would have been required, under Section 312.03 of the NYSE Listed Company Manual, to obtain the approval of its stockholders prior to the closing of the acquisition, which would have substantially delayed the acquisition. The Board of Directors of AMN determined that it would be more advantageous, from AMN’s perspective, if the transaction were to be structured to allow AMN to close the acquisition after regulatory approval was obtained, but prior to stockholder approval, which was estimated to take 90-120 days from executing the definitive agreements for the acquisition. It was the belief of AMN’s Board of Directors and management that a delay of 90-120 days between signing an agreement to acquire NFI and closing the acquisition would have been detrimental to AMN by creating confusion and uncertainty to both the AMN and Medfinders’ business operations and would not be acceptable to either party in the transaction. The AMN Board and management believed that AMN would be better served by closing the acquisition on an expedited basis.

Accordingly, the Letter of Intent specified that the consideration payable by AMN to NFI’s stockholders in the acquisition would consist of two newly created classes of preferred stock of AMN (the “Series A Preferred Stock” and the “Series B Preferred Stock”):

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The Series A Preferred Stock would have had an initial aggregate liquidation value of approximately $72 million, would have been convertible into a number of shares of Common Stock of AMN equal to its liquidation value divided by $11.00 (representing, on an as-converted basis, approximately 19.95% of AMN’s outstanding Common Stock), would have been entitled to vote on an as-converted basis with the Common Stock of AMN, and would have been paid dividends on the same basis as the Common Stock.

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The Series B Preferred Stock would have had an initial aggregate liquidation value of approximately $66 million. In order to comply with NYSE Section 312.03, the Series B Preferred Stock would have been entitled to vote with the Common Stock of AMN on an as-converted basis only if AMN’s stockholders approved the voting rights features of the Series B Preferred Stock following the closing of the acquisition of NFI by AMN. The Series B Preferred Stock also would not have been convertible into our Common Stock unless the stockholders of AMN approved the conversion features of the Series B Preferred Stock. If AMN’s stockholders were to approve the conversion features of the Series B Preferred Stock, it would have been convertible into a number of shares of Common Stock of AMN equal to its liquidation value plus accrued and unpaid dividends thereon divided by $11.00.

The Letter of Intent also contemplated that commencing on the issuance date, the Series B Preferred Stock would have accrued dividends at a rate of 13% per annum until AMN’s stockholders would have approved the conversion and voting features of the Series B Preferred Stock. However, if such stockholder approval were to be obtained within six months following the issuance date, all accrued dividends would have been forgiven.

In accordance with the terms of the Letter of Intent, following the receipt of stockholder approval, both classes of preferred stock would have automatically been converted into shares of AMN’s common stock at such time as the trading price of AMN’s Common Stock would have been greater than or equal to $11.00 per share for 30 consecutive trading days.

During the several weeks following the execution of the Letter of Intent, AMN conducted an in-depth due diligence investigation of NFI using both internal and external resources. AMN authorized its legal counsel to draft the appropriate agreements relating to the proposed acquisition and to negotiate such agreements with NFI’s legal counsel. On July 9, 2010, in connection with AMN’s continued due diligence investigation and negotiations between the parties, AMN and NFI agreed to reduce the purchase price by $7 million to a total purchase price of $268 million (including the assumption of approximately $132 million of NFI’s indebtedness), payable utilizing the two classes of preferred stock generally described above. In addition to the reduction in price, NFI agreed to modify the terms of the Series B Preferred Stock such that if stockholder approval of the conversion and voting features of the Series B Preferred Stock would not have been obtained by the tenth anniversary of the issuance date, AMN would have had the option, at any time on or following the tenth anniversary of the issuance date, to redeem all or a portion of the outstanding shares of the Series B Preferred Stock at a price equal to the liquidation value thereof plus any accrued and unpaid dividends thereon.

During this period, AMN received an initial indication from an investment banking firm it was considering retaining (but ultimately did not retain) that it had reservations regarding the proposed structure of the acquisition, namely, that stockholder approval of the conversion and voting features of the Series B Preferred Stock would be sought only after the consummation of the acquisition of NFI. The investment bank also expressed reservations regarding the proposed amount of consideration (as described above) to be paid by AMN. The bank’s preliminary valuation indication (i) did not take into account the cost savings and synergies that AMN expected to realize as a result of the acquisition of NFI and (ii) valued the shares of Series B Preferred Stock at or near its full liquidation preference of $11.00 per share.

The foregoing was communicated to NFI by AMN on July 12, 2010 and, later that day, NFI submitted a new proposal (the “July 12 Proposal”) to AMN. Pursuant to the July 12 Proposal, AMN would acquire NFI for a purchase price of approximately $242 million (including the assumption of approximately $132 million of NFI’s indebtedness), representing a reduction of approximately $33 million, or approximately 12%, from the original purchase price outlined in the Letter of Intent. In addition, the form of the consideration payable by AMN would be revised to consist of newly issued shares of Common Stock and one class of newly created shares of preferred stock of AMN. The shareholder approval component of the transaction, that is shareholder approval after closing of the transaction, remained unchanged from the Letter of Intent.

Pursuant to the July 12 Proposal, 6,300,000 shares of Common Stock of AMN, representing approximately 19.2% of AMN’s issued and outstanding Common Stock, would be issued to the NFI stockholders. The July 12 Proposal assumed that the value for each share of our Common Stock was $7.70 per share (representing the approximate average trailing 30-day closing share price of our Common Stock for the 30 consecutive trading days ending July 12, 2010), or approximately $48.5 million in the aggregate.

The NFI stockholders would also receive a new class of shares of preferred stock (the Preferred Stock) of AMN having rights and preferences similar to the rights and preference of the shares of Series B Preferred Stock described above, except that the liquidation value of each such newly created share of preferred stock would be equal to $10.00 per share, or approximately $57 million in the aggregate (representing a reduction in the liquidation value of $1.00 per share, or approximately $9 million in the aggregate, when compared to the initial terms of the Letter of Intent), and the dividend rate payable until AMN stockholder approval of the conversion and voting features of the Preferred Stock is obtained would be reduced from 13% to 11% per annum. The conversion and other provisions of this class of Preferred Stock would be the same as those of the Series B Preferred Stock.

AMN communicated the terms of the July 12 Proposal to the investment banking firm AMN was considering retaining. AMN also informed the investment banking firm that the NYSE had been advised of the proposed structure to issue a combination of Common Stock and Preferred Stock and obtain stockholder approval of the optional and mandatory conversion provisions and voting rights of the shares of Preferred Stock following the closing of the acquisition and had not expressed concerns with such a structure. Notwithstanding, in subsequent discussions, a representative of the investment banking firm informed a representative of AMN that it continued to have reservations about the structure of the proposed acquisition, that is the shareholder vote after closing of the acquisition. However, the investment banking firm did not express any reservation about the amount of the consideration being offered pursuant to the July 12 Proposal.

Later on July 13, 2010, AMN’s Board of Directors met and, after deliberation, unanimously determined to authorize AMN to continue pursuing the acquisition of NFI on terms consistent with the July 12 Proposal, including directing AMN management to consult with an additional financial advisor regarding the proposed structure and valuation of NFI. AMN’s Board of Directors determined that, because of the material modifications to the terms of the proposed acquisition, including the significantly reduced purchase price, the ability to issue shares of Common Stock of AMN instead of shares of Series A Preferred Stock (which would have carried an $11.00 per share liquidation preference) and the reduction in the liquidation preference and dividend rate of the Preferred Stock to be issued, AMN should formally engage an independent financial advisor other than the financial advisor that AMN had previously consulted with to assist and advise AMN and its Board of Directors in its evaluation of the acquisition.

Over the next several days, representatives of AMN consulted with representatives of SunTrust Robinson Humphrey with respect to the proposed acquisition of NFI, during which the parties discussed the structure and the terms of the July 12 Proposal and its financial implications.

On July 22, 2010, AMN formally engaged SunTrust Robinson Humphrey as an independent financial advisor to provide assistance to AMN’s Board of Directors in connection with its consideration of the financial terms of the proposed acquisition of NFI.

Representatives of AMN and AMN’s legal counsel continued negotiating the terms of the definitive agreements with representatives of NFI and NFI’s legal counsel, the terms of which were provided to and discussed with SunTrust Robinson Humphrey.

On July 27, 2010, AMN’s Board of Directors held a meeting at which representatives of legal counsel and SunTrust Robinson Humphrey, its independent financial advisor, were present and, after consultation with their advisors and lengthy discussion, approved the definitive agreements relating to the acquisition of NFI.

On July 28, 2010, AMN and NFI executed the Merger Agreement and certain other related agreements.

On September 1, 2010, AMN completed the acquisition of NFI.

PREFERRED STOCK PROPOSAL:

APPROVAL OF THE OPTIONAL AND MANDATORY

CONVERSION PROVISIONS

AND VOTING RIGHTS OF THE SHARES OF

PREFERRED STOCK

For the reasons described above in “Questions and Answers about these Proxy Materials and the Special Meeting” and as described below, our Board of Directors adopted resolutions approving the optional and mandatory conversion provisions of the Preferred Stock and the voting rights of the holders of the shares of Preferred Stock.

Our Board of Directors further directed that the proposed action to be submitted for consideration of our stockholders at the Special Meeting to be called for that purpose and unanimously recommends that our stockholders vote “FOR” the Preferred Stock Proposal.

As discussed under “Background of the Merger and the Preferred Stock Proposal,” we entered into a Merger Agreement to acquire all of the issued and outstanding capital stock of NFI. In connection with the consummation of the Merger, as consideration to former NFI stockholders, we issued 6,300,000 shares of our Common Stock and 5,432,570.9 shares of our Preferred Stock, subject to potential adjustments for certain post closing purchase price adjustments and indemnification obligations. An additional 227,272 shares of Preferred Stock were issued to former NFI stockholders and affiliates to pay transaction fees owed by NFI.

Because our Common Stock is listed on the NYSE, we are subject to certain NYSE listing rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of transactions, if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

Because the shares of Common Stock that were issued to former NFI stockholders and the shares of the Common Stock that may be issued upon conversion of the Preferred Stock would exceed 20% of both the voting power and number of shares of our Common Stock outstanding before the issuance of our capital stock in the Merger, and because none of the exceptions to Section 312.03 of the NYSE Listed Company Manual are applicable to the issuance of our Common Stock and Preferred Stock, the shares of Preferred Stock may only become convertible into shares of our Common Stock and voting securities following stockholder approval.

In addition, under the Merger Agreement, we agreed to use commercially reasonable efforts to call and hold, as promptly as reasonably practicable following the closing of the Merger, a meeting of our stockholders to vote on and approve the optional and mandatory conversion provisions of the Preferred Stock and the voting rights of the holders of the Preferred Stock.

The purpose of the Special Meeting is to satisfy our obligations under the Merger Agreement to seek the approval of our stockholders of the optional and mandatory conversion provisions of the Preferred Stock and the right of the holders of the shares of Preferred Stock to vote on all matters with holders of shares of our Common Stock on an as-converted basis.

If our stockholders do not approve the Preferred Stock Proposal at the Special Meeting, the shares of Preferred Stock will continue to be non-convertible, non-voting and will continue to accrue dividends at a rate of 11% per annum.

If our stockholders approve the Preferred Stock Proposal at the Special Meeting, then the Preferred Stock will cease to accrue dividends at a rate of 11% per annum, may be converted, at the option of the holder or automatically (in accordance with its terms), into our Common Stock and will be entitled to vote on all matters with the shares of our Common Stock on an as-converted basis. Further, if stockholders approve the Preferred Stock Proposal at a Special Meeting at any time within 180 days following the closing of the Merger (i.e., by March 1, 2011), all dividends on the shares of Preferred Stock that accrued at a rate of 11% per annum will be forgiven.

Based on the capitalization of the Company as of September 28, 2010, and the initial conversion rate of one share of Common Stock per share of Preferred Stock, the conversion of the Preferred Stock would result in the holders thereof owning approximately 13% of our outstanding Common Stock after giving effect to such conversion (net of the shares of our Common Stock already held by such persons) or approximately 26% of our outstanding Common Stock after giving effect to such conversion (including the shares of our Common Stock already held by such persons).

Furthermore, if the Preferred Stock Proposal has not been approved by September 1, 2020, the shares of Preferred Stock may be redeemed, in whole or in part, at any time on or after such date, at the option of the Company, at a redemption price per share of Preferred Stock equal to the greater of (x) the sum of (a) $10.00 (as adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into our Common Stock), reorganization, recapitalization, reclassification or similar change with respect to our Common Stock or Preferred Stock) plus (b) an amount per share of Preferred Stock equal to the accrued and unpaid dividends, if any, with respect to the shares of Preferred Stock to but excluding the date fixed for such redemption, and (y) the product of (a) the market price per share of our Common Stock and (b) the number of shares of our Common Stock that such holder of Preferred Stock would have been entitled to receive had it converted each such share of Preferred Stock (whether or not such holder of Preferred Stock had been eligible to convert its shares of Preferred Stock on such redemption date). The term “market price” means the average closing price of our Common Stock for the 10 consecutive trading days immediately preceding, but not including, the date as of which the market price is to be determined.

AMN’S BOARD OF DIRECTORS BELIEVES THE PREFERRED STOCK PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PREFERRED STOCK PROPOSAL—APPROVAL OF THE OPTIONAL AND MANDATORY CONVERSION PROVISIONS OF THE PREFERRED STOCK AND THE RIGHT OF THE HOLDERS OF THE SHARES OF PREFERRED STOCK TO VOTE ON ALL MATTERS WITH HOLDERS OF SHARES OF COMMON STOCK ON AN AS-CONVERTED BASIS.

DESCRIPTION OF THE TRANSACTION DOCUMENTS

The following is a summary of material terms of (i) the Merger Agreement, dated July 28, 2010, as amended on August 29, 2010, by and among the Company, certain of its subsidiaries, NFI and GSUIG, (ii) the Stockholders Agreement, dated July 28, 2010, by and among the Company and certain former NFI Stockholders listed on Schedule I of the Stockholders Agreement, who we refer to as the Preferred Stockholders, and (iii) the Registration Rights Agreement, dated as of September 1, 2010, by and among the Company and the Preferred Stockholders. While we believe this description covers the material terms of these agreements, we encourage you to read the Merger Agreement, the Stockholders Agreement and the Registration Rights Agreement, which, with respect to the Merger Agreement and the Stockholders Agreement, were included as Exhibits 2.1 and 10.1, respectively, to the Quarterly Report on Form 10-Q filed by the Company on July 30, 2010 and, with respect to the Registration Rights Agreement, was included as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on September 1, 2010 as amended on Form 8-K-A filed on October 4, 2010. For more information about accessing the Quarterly Report on Form 10-Q, the Current Report on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Merger Agreement

As described above, on July 28, 2010, we entered into the Merger Agreement with certain of our subsidiaries, NFI, the parent company of Medfinders, and GSUIG, pursuant to which, one of our subsidiaries merged with and into NFI, with NFI continuing as the surviving corporation and, immediately thereafter, NFI (as the surviving corporation of the Merger) merged with and into Nightingale Acquisition, with Nightingale Acquisition continuing as the surviving entity. Upon the completion of the Merger, Medfinders became our wholly owned subsidiary. In connection with the consummation of the Merger, the former NFI stockholders received (i) 6,300,000 newly issued shares of our Common Stock and (ii) 5,432,570.9 shares of our Preferred Stock, subject to potential adjustments for certain post closing purchase price adjustments and indemnification obligations. An additional 227,272 shares of Preferred Stock were issued to former NFI stockholders and affiliates to pay transaction fees owed by NFI. Collectively, at the closing of the acquisition, the shares of Common Stock and Preferred Stock (assuming conversion thereof into shares of our Common Stock) issued in connection with the Merger represented approximately 26% of the issued and outstanding capital stock of AMN. The Merger was completed on September 1, 2010.

Representations and Warranties.    In the Merger Agreement, AMN made customary representations and warranties to NFI relating to, among other things, its capitalization, financial statements, absence of material adverse effect and AMN’s public filings with the Securities and Exchange Commission. NFI also made customary representations and warranties to AMN relating to, among other things, its (and its subsidiaries’) capital structure and organization, its financial condition and its business, operations, permits, licenses, home health activities, franchise matters and assets. Many of these representations and warranties are subject to customary “materiality” exceptions and “knowledge” qualifiers. NFI’s and AMN’s representations and warranties survive for 18 months following the closing of the Merger, other than certain fundamental representations and warranties (with respect to, among others, organization, capitalization, affiliated transactions and health care compliance) which survive for 24 months following the closing of the Merger.

Agreement to Seek Shareholder Approval.    Under the Merger Agreement, we agreed to use commercially reasonable efforts to call and hold, as promptly as reasonably practicable following the closing of the Merger, a meeting of our stockholders to vote on the Preferred Stock Proposal.

Funding Fee and Reimbursement of Expenses.    Under the Merger Agreement, AMN agreed to pay certain obligations of NFI at the closing of the Merger (including the fees and expenses related to the Merger) in exchange for a corresponding reduction in the merger consideration payable to NFI’s stockholders in the Merger. Included in these obligations were a transaction fee equal to $2.5 million that NFI owed to certain of its stockholders or affiliates of certain stockholders for advisory services rendered to NFI in connection with the Merger, and a fee equal to $916,667 that NFI owed to certain of its stockholders or affiliates of certain stockholders for management services provided to NFI prior to the Merger pursuant to a management services agreement, which was terminated at the closing of the Merger. Both of the fees were payable by NFI in consideration for services rendered to NFI prior to the closing of the Merger. These fees were not for services provided to AMN. Furthermore, there are no continuing obligations owed by the recipients of these payments or any other stockholder to NFI or AMN under these services arrangements following the closing of the Merger. As a result, at the closing of the Merger, AMN issued 227,272 shares of Preferred Stock in satisfaction of NFI’s obligations to pay the transaction fee that for purposes of the calculation is assumed to equal $2.5 million, and AMN also paid $916,667 in cash in satisfaction of NFI’s obligations pursuant to the management services agreement. As part of these payments, GSUIG, which owned approximately 48% of the stock of NFI prior to the Merger, and Haas Wheat & Partners Incorporated,1 an affiliate of a stockholder that owned approximately 23% of NFI prior to the Merger, each received $305,555.67 in cash and 102,272.4 shares of Preferred Stock.

Indemnification.    Under the terms of the Merger Agreement, NFI is obligated to indemnify AMN for all losses resulting from (i) breaches of NFI’s representations and warranties, (ii) NFI’s breach or failure to perform its covenants under the Merger Agreement, (iii) any exercise or purported exercise of appraisal rights by NFI stockholders and (iv) any and all losses based upon, relating to, arising out of or resulting from a certain settlement agreement entered into by NFI and certain of its then-existing stockholders. Similarly, AMN is obligated to indemnify NFI for all losses resulting from (i) breaches of AMN’s representations and warranties and (ii) AMN’s breach or failure to perform its covenants under the Merger Agreement. The total amount of each of NFI’s and AMN’s indemnification liability will not exceed $16 million, with claims required to be asserted within 24 months following the closing.

Escrow.    At the closing, an amount equal to a determined amount that for calculation purposes is assumed to be $16 million (represented by 1,454,545 shares of Preferred Stock) was deposited in escrow to satisfy any indemnification claims by AMN against NFI with respect to (i) breaches of representations, warranties and covenants by NFI and (ii) any and all losses based upon, relating to, arising out of or resulting from a certain settlement agreement entered into by NFI and certain of its then-existing stockholders. Any shares of Preferred Stock remaining in escrow (net of any shares of Preferred Stock returned to AMN in satisfaction of any indemnification claims by AMN against NFI) will be released to former NFI stockholders two years after the closing of the Merger. Additionally, an amount that for calculation purposes is assumed to be equal to $3 million (represented by 272,727 shares of Preferred Stock) was also deposited in escrow until settlement of certain post closing purchase price adjustments and any outstanding appraisal claims by NFI stockholders. Any shares of Preferred Stock remaining in escrow following the resolution of any and all post closing purchase price adjustments and outstanding appraisal claims will be released to former NFI stockholders.

Stockholders Agreement

On July 28, 2010, in connection with the execution of the Merger Agreement, the Company and the Preferred Stockholders entered into a stockholders agreement (the “Stockholders Agreement”) pursuant to which the Company granted to the Preferred Stockholders certain governance related rights so long as the Preferred Stockholders maintain certain ownership percentage thresholds. The material governance related rights and ownership percentages are described below. Calculation of the relevant ownership percentage in each case assumes that the shares of Preferred Stock were fully converted into shares of our Common Stock.

Board Representation.    Pursuant to the Stockholders Agreement, two former NFI stockholders who received Common Stock and Preferred Stock in connection with the Merger each had the right to nominate, at the effective time of the Merger, one director to our Board of Directors to serve until the first annual or special meeting of stockholders of AMN at which directors are to be elected. Mr. Walton and Mr. Chavez were appointed as the initial directors on September 1, 2010. However, (i) if HWP Capital Partners II, L.P. (one of

[1]	The Company’s Chairman, Douglas Wheat, has no direct or indirect interest in Haas, Wheat & Partners, Incorporated, or any affiliate thereof, having severed his relationship and financial interest with the firm in 2006.

such former NFI stockholders) holds less than 5% (on an as-converted basis) of our issued and outstanding capital stock at any time prior to such special or annual meeting of stockholders, then AMN has the right to remove Mr. Walton from the Board of Directors and (ii) if GSUIG (the other former NFI stockholder) holds less than 10% (on an as-converted basis) of our issued and outstanding capital stock at any time prior to such special or annual meeting of stockholders, then AMN has the right to remove Mr. Chavez from the Board of Directors. Furthermore, for as long as GSUIG holds 10% or more of our issued and outstanding capital stock (on an as-converted basis), GSUIG has the right to nominate one director to our Board of Directors.

Voting.    The Preferred Stockholders have agreed to vote their shares of AMN capital stock eligible to vote in favor of any of their and AMN’s nominees for election to the Board of Directors. In addition, the Preferred Stockholders have agreed to vote their shares of AMN capital stock eligible to vote (i) against the removal of any of AMN’s nominated directors and (ii) with respect to any other action to be voted on (other than a business combination involving AMN), in accordance with the Board of Directors’ recommendation. Each Preferred Stockholder’s obligation to vote in such manner will terminate on the earlier of (i) the date on which such Preferred Stockholder’s ownership percentage of AMN issued and outstanding capital stock (on an as-converted basis) falls below 3% or (ii) the date on which any Preferred Stockholder which is a limited partnership transfers, in accordance with a plan of distribution or liquidation, the AMN capital stock owned by such Preferred Stockholder to its limited partners if such limited partner owns, after giving effect to such transfer, less than 3% of the issued and outstanding capital stock of AMN entitled to vote (if, however, the limited partner holds 3% or more of AMN issued and outstanding capital stock, such transferee will remain obligated with respect to such voting requirements).

Restrictions on Transfer of AMN Securities.    The Preferred Stockholders are prohibited from transferring any shares of Common Stock (including shares of our Common Stock issuable upon conversion of the shares of Preferred Stock) and shares of Preferred Stock received in connection with the Merger for six months following closing of the Merger. Thereafter, the Preferred Stockholders will be able to dispose of the shares of AMN capital stock received by them in connection with the Merger to unaffiliated third parties as follows: up to 20% of the stock of AMN received by them every six months (with each additional 20% increment being cumulative and in addition to the amount such Preferred Stockholder was otherwise permitted to sell but did not sell in the previous six-month period).

In addition, Preferred Stockholders are restricted from, subject to certain exceptions, knowingly transferring any of the shares of our Common Stock (including shares of our Common Stock received upon conversion of the Preferred Stock) or shares of Preferred Stock received in connection with the Merger to (i) an AMN competitor and (ii) persons who, after giving effect to such transfer, would own more than 15% of the outstanding voting stock of AMN.

Restrictions on Acquisition of Additional AMN Securities.    Commencing at the closing of the Merger and continuing until the fifth anniversary of the closing, the Preferred Stockholders are prohibited from (i) acquiring additional shares of our Common Stock (or securities convertible or exercisable into shares of our Common Stock), (ii) entering into an agreement relating to a change of control transaction or other extraordinary transactions involving AMN (other than in connection with a third party tender offer) and (iii) taking certain other actions relating to the voting of AMN securities.

Registration Rights Agreement

On September 1, 2010, in connection with the consummation of the Merger, the Company, certain former NFI stockholders (parties to the Stockholders Agreement) and certain affiliates of such certain former NFI stockholders entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company granted such persons and their permitted assignees and pledgees certain registration rights with respect to the shares of our Common Stock issued as consideration for the Merger and issuable upon conversion of the shares of Preferred Stock.

Under the Registration Rights Agreement, no later than December 30, 2010, if the Company is eligible to use Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), the Company will use Form S-3 to register all of the shares of Common Stock issued to, and all of the shares of Common Stock issuable upon conversion of the Preferred Stock issued to, certain former NFI stockholders and affiliates in connection with the Merger. If the Company is not eligible to use Form S-3 at any time after March 1, 2011, certain former NFI stockholders and affiliates who received Common Stock and Preferred Stock in connection with the Merger are entitled to two demand registrations provided that any such demand registration must have an anticipated aggregate offering price to the public of at least $20 million, or less than $20 million if such demand registration includes the remainder of the securities covered by the Registration Rights Agreement. Beginning on March 1, 2011, certain former NFI stockholders and affiliates who received Common Stock and Preferred Stock in connection with the Merger are also entitled to unlimited piggyback rights on any registrations by the Company for its own account or the account of another stockholder, subject to certain exceptions. The foregoing registration rights are subject to customary limitations and exceptions, including the Company’s right to defer the registration in certain circumstances and certain cutbacks by the underwriters if the offering would have a material adverse effect on the distribution or the sales price of the Common Stock in the offering.

In connection with the registrations described above, the Company has agreed to indemnify any selling stockholders, and the Company will bear all fees, costs and expenses (except underwriting discounts and selling commissions).

DESCRIPTION OF THE PREFERRED STOCK

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Preferred Stock as contained in the Certificate of Designations of the Series A Conditional Convertible Preferred Stock, which we refer to as the Certificate of Designations. While we believe this summary covers the material terms and provisions of the Certificate of Designations, we encourage you to read the Certificate of Designations, which was included as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on September 1, 2010. For more information about accessing this Current Report on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Dividends

The Preferred Stock is entitled to receive any dividends payable on our Common Stock. In addition, the Preferred Stock accrues dividends at a rate of 11% per annum until our stockholders approve the Preferred Stock Proposal. At the option of AMN, such accrued dividends can be paid in cash or added to the liquidation preference of the Preferred Stock. If our stockholders approve the Preferred Stock Proposal at a special meeting at any time within 180 days following the closing of the Merger (i.e., by March 1, 2011), all dividends on the Preferred Stock that accrued at the rate of 11% per annum will be forgiven.

Ranking

With respect to dividend rights and distribution rights upon liquidation, winding-up or dissolution of AMN, the Preferred Stock ranks (i) senior to our Common Stock and any other class or series of capital stock of AMN that ranks junior to the Preferred Stock and (ii) pari passu with each other class or series of preferred stock established after the date of issuance of the Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Stock as to dividend rights and distribution rights upon liquidation, winding-up or dissolution of AMN (in each case, regardless of whether dividends accrue cumulatively or non-cumulatively).

Liquidation Preference

In the event (i) AMN, voluntarily or involuntarily, liquidates, dissolves, or winds up or (ii) an event of change of control occurs with respect to AMN, holders of the Preferred Stock will be entitled to receive, for each share of Preferred Stock, an amount equal to the greater of (x) $10.00 (as adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into our Common Stock), reorganization, recapitalization, reclassification or similar change with respect to our Common Stock or Preferred Stock) plus an amount per share equal to accrued but unpaid dividends and (y) the per share amount of all cash or property to be distributed in respect of our Common Stock that such holder would have been entitled to receive had such holder converted such Preferred Stock immediately prior to such liquidation, dissolution, winding-up or change of control.

If, in connection with any distribution described above, the assets of AMN or proceeds thereof are not sufficient to pay the liquidation preferences in full to all holders of Preferred Stock and all holders of parity stock, the amounts paid to the holders of Preferred Stock and to the holders of all such other parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of the holders of Preferred Stock and the holders of all such other parity stock.

Voting Rights

Prior to the approval of the Preferred Stock Proposal, the holders of Preferred Stock are not entitled to vote except as required by applicable law. At any time after the approval of the Preferred Stock Proposal, the holders of the Preferred Stock are entitled to vote with the holders of our Common Stock on an as-converted basis.

Notwithstanding whether or not the Preferred Stock Proposal has been approved, the holders of the Preferred Stock are entitled to receive notice of any stockholders meeting delivered to the holders of our Common Stock in accordance with our by-laws and to otherwise receive all other notices and information made available or delivered by AMN to the holders of our Common Stock.

Redemption

If the Preferred Stock Proposal has not been approved by September 1, 2020, the shares of Preferred Stock may be redeemed, in whole or in part, at any time on or after such date, at the option of AMN, at a redemption price per share of Preferred Stock equal to the greater of (x) the sum of (a) $10.00 (as adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into our Common Stock), reorganization, recapitalization, reclassification or similar change with respect to our Common Stock or Preferred Stock) plus (b) an amount per share of Preferred Stock equal to the accrued and unpaid dividends, if any, with respect to the shares of Preferred Stock to but excluding the date fixed for such redemption, and (y) the product of (a) the market price per share of our Common Stock and (b) the number of shares of our Common Stock that such holder of Preferred Stock would have been entitled to receive had it converted each such share of Preferred Stock (whether or not such holder of Preferred Stock had been eligible to convert its shares of Preferred Stock on such redemption date). The term “market price” means the average closing price of our Common Stock for the 10 consecutive trading days immediately preceding, but not including, the date as of which the market price is to be determined.

Conversion

In compliance with the NYSE rules and regulations, the Preferred Stock is not convertible into our Common Stock prior to the approval of the Preferred Stock Proposal. If the Preferred Stock Proposal is approved, then each share of the Preferred Stock will be convertible into one share of our Common Stock (subject to customary adjustments for accrued and unpaid dividends, if any, and changes in our capital structure) at the option of the holder.

Also, if stockholder approval is obtained, each share of Preferred Stock will automatically convert into one share of our Common Stock (subject to customary adjustments for accrued and unpaid dividends, if any, and changes in our capital structure) upon the earlier of (A) the trading price of our Common Stock being equal to or greater than $10.00 per share (as adjusted from time to time to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into our Common Stock), reorganization, recapitalization, reclassification or similar change with respect to our Common Stock or Preferred Stock) for 30 consecutive trading days following the stockholder approval or (B) the tenth anniversary of the original issue date of September 1, 2010.

In general, each share of Preferred Stock will be converted into the number of shares of Common Stock equal to the quotient of (x) the sum of (A) $10.00 (as adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into our Common Stock), reorganization, recapitalization, reclassification or similar change with respect to Common Stock or Preferred Stock) plus (B) except to the extent paid in cash at the time of the conversion, an amount per share of Preferred Stock equal to the accrued but unpaid dividends, if any, to which such holder of shares of Preferred Stock is entitled to receive through, but excluding, the conversion date, divided by (y) 10 (as adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into our Common Stock), reorganization, recapitalization, reclassification or similar change with respect to our Common Stock or Preferred Stock).

Anti-Dilution Adjustments

The number of shares of our Common Stock issuable upon the optional or mandatory conversion of the Preferred Stock are subject to customary anti-dilution adjustments from time to time. Adjustments will be made to reflect dividends (other than regular periodic cash dividends on our Common Stock), certain distributions, share splits, reclassifications, combinations or the grant of certain rights or warrants, in each case, with respect of our Common Stock or Preferred Stock, as appropriate, and any other action our Board of Directors determines in good faith that it would be equitable in the circumstances to adjust the conversion rate. However, no adjustments will be made unless such adjustment would require an increase or decrease of at least 1.00% of the conversion rate then in effect.

Fractional Shares

No fractional shares of Common Stock will be issued upon conversion of shares of Preferred Stock. In lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of Preferred Stock so converted at one time by the same holder, the Company will pay in cash an amount equal to the product of (i) the closing price of a share of Common Stock on the last trading day before conversion and (ii) such fraction of a share of Common Stock otherwise issuable upon conversion of the shares of Preferred Stock.

INTERESTS OF CERTAIN PERSONS

Effective as of September 1, 2010, Mr. Wyche H. Walton and Mr. Martin Chavez were appointed to our Board of Directors. Because Messrs. Walton and Chavez did not join our Board of Directors until after the approval and the consummation of the Merger, they did not participate in their capacity as directors in discussions of, or vote with respect to, matters related to the Merger that were approved by our Board of Directors, including the Board of Directors’ vote recommending approval of the optional and mandatory conversion provisions of the Preferred Stock and of the voting rights of the Preferred Stock.

Pursuant to the Stockholders Agreement, (i) if HWP Capital Partners II, L.P. (a former NFI stockholder which received Common Stock and Preferred Stock in connection with the Merger) holds less than 5% (on an as-converted basis) of our issued and outstanding capital stock at any time prior to the first special or annual meeting of stockholders of AMN at which directors are to be elected, then AMN has the right to remove Mr. Walton from the Board of Directors and (ii) if GSUIG (a former NFI stockholder which received Common Stock and Preferred Stock in connection with the Merger) holds less than 10% (on an as-converted basis) of our issued and outstanding capital stock at any time prior to such special or annual meeting of stockholders, then AMN has the right to remove Mr. Chavez from the Board of Directors. Furthermore, for as long as GSUIG holds 10% or more of our issued and outstanding capital stock (on an as-converted basis), GSUIG will have the right to nominate one director to our Board of Directors.

As new, non-employee directors, Messrs. Walton and Chavez each received 6,275 restricted stock units and 5,397 stock appreciation rights to purchase shares of our Common Stock at an exercise price of $4.55, the fair market value, based on the average price on August 31, 2010, and will receive a pro-rated annual retainer amounting to $29,167.

Mr. Chavez is a managing director of Goldman, Sachs & Co., the investment manager for GSUIG and a wholly owned subsidiary of The Goldman Sachs Group, Inc., the sole member of GSUIG. Goldman Sachs & Co. (or another broker or dealer subsidiary of the Goldman Sachs Group, Inc.) beneficially owns directly, and The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly, 28,184 shares of our Common Stock. In addition, in connection with the closing of the Merger, GSUIG (i) exchanged all of its interest in NFI for 3,012,454 shares of our Common Stock and 2,536,660.6 shares of our Preferred Stock and (ii) received 102,272.4 shares of our Preferred Stock in consideration for a transaction fee payable to GSUIG by NFI. In addition, an additional 809,140.7 shares of our Preferred Stock were issued in exchange for GSUIG’s interest in NFI, but such 809,140.7 shares of our Preferred Stock are currently being held in escrow and are subject to forfeiture following the closing of the transactions contemplated by the Merger Agreement to satisfy post closing claims of AMN with respect to indemnification obligations and purchase price adjustments. Mr. Chavez disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, if any.

Mr. Walton is a managing director of and has an equity interest in HWP Capital Partners II, L.P. and is a managing director of Haas Wheat & Partners Incorporated, which is an affiliate of HWP Capital Partners II, L.P. In connection with the closing of the Merger, (i) HWP Capital Partners II, L.P. exchanged all of its interest in NFI for 1,426,149 shares of Common Stock and 506,959.5 shares of our Preferred Stock and (ii) Haas Wheat & Partners Incorporated received 102,272.4 shares of our Preferred Stock in consideration for a transaction fee payable to Haas Wheat & Partners Incorporated by NFI. In addition, an additional 385,992.7 shares of our Preferred Stock were issued in exchange for HWP Capital Partners II, L.P.’s interest in NFI, but such 385,992.7 shares of Preferred Stock are currently being held in escrow and are subject to forfeiture following the closing of the transactions contemplated by the Merger Agreement to satisfy post closing claims arising by AMN with respect to indemnification obligations and purchase price adjustments. Mr. Walton disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, if any.

In addition, as described above under “Description of the Transaction Documents—Merger Agreement—Funding Fee and Reimbursement of Expenses,” pursuant to the Merger Agreement, GSUIG and Haas Wheat & Partners Incorporated each received $305,555.67 in cash as payment for a management fee owed by NFI.

Other than in each case as described above, no directors or officers of AMN received any shares of our Common Stock or Preferred Stock in connection with the Merger and no directors or officers of AMN beneficially own any Preferred Stock.

Based on the capitalization of AMN as of September 28, 2010, and the initial conversion rate of one share of Common Stock per share of Preferred Stock, the conversion of the Preferred Stock would result in the former NFI stockholders owning approximately 26% of our outstanding Common Stock after giving effect to such conversion.

Beneficial Ownership of Company Common Stock

The following table sets forth certain information as of September 28, 2010, regarding (i) the security holdings of each person, including any group of persons, known by AMN to be the beneficial owner of five percent (5%) or more of our outstanding Common Stock, (ii) the beneficial ownership interest in our Common Stock of each director of AMN, and each of the named executive officers of AMN and (iii) the beneficial ownership interest of all directors and executive officers of AMN as a group. Except as indicated in the notes following the table below, each person or group has sole voting and investment power with respect to all shares of our Common Stock listed.

Beneficial ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth in the table below as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed.

Name of Beneficial Owner	Number of Shares Currently Beneficially Owned	Current Percent of Class(1)	Number of Shares Beneficially Owned Assuming Conversion of Preferred Stock(2)		Percent of Class Assuming Conversion of Preferred Stock(3)
Artisan Partners Holdings LP(4)	3,988,240	10.20%	3,988,240		8.91%
Wells Fargo and Company(5)	3,755,096	9.60%	3,755,096		8.39%
EdgePoint Investment Management Inc.(6)	3,293,500	8.42%	3,293,500		7.36%
The Goldman Sachs Group, Inc.(7)	3,040,638	7.78%	6,488,711	(8)	14.50%
Goldman, Sachs & Co.(7)	3,040,638	7.78%	6,488,711	(8)	14.50%
GSUIG, L.L.C.(7)	3,012,454	7.70%	6,460,527	(8)	14.43%
BlackRock, Inc.(9)	2,733,284	6.99%	2,733,284		6.11%
Susan R. Salka(10)	703,288	1.80%	703,288		1.57%
Denise L. Jackson(11)	173,334	*	173,334		*
Andrew M. Stern(12)	104,604	*	104,604		*
Bary G. Bailey(13)	80,845	*	80,845		*
Douglas D. Wheat(14)	78,146	*	78,146		*
Ralph Henderson(15)	61,196	*	61,196		*
R. Jeffrey Harris(16)	50,604	*	50,604		*
Paul E. Weaver(17)	50,103	*	50,103		*
Michael M.E. Johns(18)	13,741	*	13,741		*
Wyche H. Walton	0	*	0		*
Martin Chavez	0	*	0		*
Martha H. Marsh	0	*	0		*
All directors, director nominees and executive officers as a group	1,315,861	3.37%	1,315,861		2.94%

*	Less than 1%.

(1)	Based on 39,100,707 shares of our Common Stock outstanding as of September 28, 2010.

(2)

Pursuant to the terms and conditions of the Certificate of Designations of the Preferred Stock, following the approval of the optional and mandatory conversion provisions of the Proposed Stock, as contemplated by the Preferred Stock Proposal, each share of Preferred Stock may be converted into one share of our Common Stock (subject to customary adjustments for accrued and unpaid dividends, if any, and changes in our capital structure).

(3)

Based on 44,760,549 shares of our Common Stock outstanding as of September 28, 2010, which assumes the conversion of the 5,659,842.9 shares of Preferred Stock outstanding on September 28, 2010 into 5,659,842 shares of our Common Stock. The table reflects the percentages based upon the expectations that our stockholders will approve the Preferred Stock Proposal.

(4)

Artisan Partners Limited Partnership’s address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Ownership amount based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2010; of the 3,988,240 shares beneficially owned, Artisan Partners Limited Partnership reported shared voting power as to 3,647,140 shares.

(5)

Wells Fargo and Company’s address is 420 Montgomery Street, San Francisco, CA 94104. Ownership amount based on information contained in a Schedule 13G/A filed with the SEC on July 13, 2010; of the 3,755,096 shares beneficially owned, Wells Fargo reported sole voting power as to 2,131,934 shares, shared voting power as to 1,100 and sole dispositive power as to 3,232,242.

(6)

EdgePoint Investment Management’s address is 1000 Yonge Street, Suite 200, Toronto, Ontario M4W 2K2, Canada. Ownership amount based on information contained in a Schedule 13G/A filed with the SEC on August 5, 2010.

(7)

Each of The Goldman Sachs Group, Inc.’s, Goldman, Sachs & Co.’s and GSUIG, L.L.C.’s address is 200 West Street, 28th Floor, New York, NY 10282. Ownership amount (excluding the shares of our Common Stock issuable upon conversion of the Preferred Stock) based on information contained in a Schedule 13D filed with the SEC on September 13, 2010. According to the Schedule 13D filed with the SEC, (A) each of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to have beneficially owned on September 1, 2010, 3,040,638 shares of our Common Stock, in the aggregate, consisting of (i) 3,012,454 shares of Common Stock issued to GSUIG, L.L.C. at the closing of the Merger and (ii) 28,184 shares of Common Stock acquired by Goldman, Sachs & Co. or another broker or dealer subsidiary of The Goldman Sachs Group, Inc. in ordinary course trading activities and (B) GSUIG, L.L.C. may be deemed to have beneficially owned on September 1, 2010 3,012,454 shares of our Common Stock issued to GSUIG, L.L.C. at the closing of the Merger.

(8)

Based on the information contained in footnote (7) above and assuming the conversion of the 3,448,073.7 shares of Preferred Stock owned by GSUIG, L.L.C. into 3,448,073 shares of Common Stock, (A) each of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to have beneficially owned on September 1, 2010 6,488,711 shares of our Common Stock, in the aggregate, and (B) GSUIG, L.L.C may be deemed to have beneficially owned on September 1, 2010 6,460,527 shares of our Common Stock, in the aggregate.

(9)	BlackRock’s address is 40 East 52nd Street, New York, NY 10022. Ownership amount based on information contained in a Schedule 13G filed with the SEC on January 29, 2010.

(10)

Includes 39,327 shares owned directly by Ms. Salka and equity awards for 663,961 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following September 28, 2010.

(11)

Includes 14,902 shares owned directly by Ms. Jackson and equity awards for 158,432 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following September 28, 2010.

(12)

Includes 1,500 shares owned directly by Mr. Stern and equity awards for 103,104 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following September 28, 2010.

(13)

Includes 8,300 shares owned directly by Mr. Bailey and equity awards for 72,545 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following September 28, 2010.

(14)

Includes 20,042 shares owned directly by Mr. Wheat and equity awards for 58,104 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following September 28, 2010.

(15)

Includes 12,793 shares owned directly by Mr. Henderson and equity awards for 48,403 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following September 28, 2010.

(16)

Includes 2,500 shares owned directly by Mr. Harris and equity awards for 48,104 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following September 28, 2010.

(17)

Includes 17,000 shares owned directly by Mr. Weaver and equity awards for 33,103 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following September 28, 2010.

(18)	Represents Dr. Johns’ equity awards for 13,741 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following September 28, 2010.

OTHER MATTERS

Shareholder Proposals for the 2011 Annual Meeting

From time to time, stockholders present proposals, which may be proper subject for inclusion in the proxy statement and for consideration at the next Annual Meeting of stockholders. Any stockholder who desires to bring a proposal at the Company’s 2011 Annual Meeting of stockholders without including such proposal in the Company’s proxy statement must deliver written notice thereof to the Secretary of the Company not before December 15, 2010 and not later than January 14, 2011. Stockholder proposals intended to be included in the 2011 proxy statement must be received by the Company no later than November 15, 2010 and otherwise comply with the requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act.

If a stockholder proposal is not properly submitted for inclusion in the 2011 proxy statement pursuant to the requirements described above (but otherwise complies with the advanced notice provisions of the Company’s by-laws), management will be permitted to vote proxies in its discretion if it advises stockholders in the 2011 Proxy Statement about the nature of the matter and how management intends to vote on such matter.

Cost of Soliciting Your Proxy

We will bear the costs of preparing, printing and mailing the materials in connection with the solicitation of proxies. In addition to mailing these materials, officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally or be mail, telephone or electronic communication. We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this proxy solicitation. We have retained MacKenzie Partners, Inc. to assist in the solicitation at a cost of approximately $12,500, plus payment of reasonable out-of-pocket expenses and other customary costs.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Stockholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference the following filings:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 5, 2010.

•	The Company’s Proxy Statement on Schedule 14A for the 2010 Annual Meeting of Stockholders, filed with the SEC on March 12, 2010.

•

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 7, 2010, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, filed with the SEC on July 30, 2010 (as amended by the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2010, filed with the SEC on August 2, 2010).

•

The Company’s Current Reports on Form 8-K, filed on April 16, 2010, May 17, 2010, July 28, 2010, July 29, 2010, July 29, 2010 (other than the information furnished therein under Item 2.02), July 30, 2010, July 30, 2010 (other than the information furnished therein under Item 2.02), August 4, 2010 (other than the information furnished therein under Item 7.01), August 25, 2010 (other than the information furnished therein under Item 7.01), August 26, 2010, September 1, 2010, September 23, 2010, and October 4, 2010.

The information contained on our website (www.amnhealthcare.com) is not incorporated into this proxy statement.

This proxy statement incorporates important business and financial information about AMN from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement from the SEC at its website, www.sec.gov, or by contacting AMN’s Investor Relations at:

AMN Healthcare Services, Inc.

Attention: Investor Relations

12400 High Bluff Drive

San Diego, CA 92130

Tel: (866) 861-3229

E-mail: IR@amnhealthcare.com

AMN HEALTHCARE SERVICES, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 15, 2010

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints Douglas Wheat, R. Jeffrey Harris and Paul E. Weaver, or any of them, as attorneys and proxies with full power of substitution and resubstitution to represent the undersigned and to vote all shares of Common Stock of AMN Healthcare Services, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on December 15, 2010 at 8:30 a.m. Pacific Standard Time at 12400 High Bluff Drive, San Diego, CA 92130, or at any adjournment or adjournments thereof, with all powers which the undersigned would possess if personally present.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

AMN HEALTHCARE SERVICES, INC.

December 15, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.amnhealthcare.com/investors under the heading “[—]”

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please mark your votes as indicated in this example using dark ink only.    ☒

THE BOARD OF DIRECTORS OF AMN HEALTHCARE SERVICES, INC. RECOMMENDS THAT YOU VOTE “FOR” THE PREFERRED STOCK PROPOSAL.

FOR	AGAINST	ABSTAIN

1. To approve the optional and mandatory conversion provisions of the Series A Conditional Convertible Preferred Stock and the right of the holders of the shares of Series A Conditional Convertible Preferred Stock to vote on all matters with holders of shares of Common Stock on an as-converted basis.

☐	☐	☐

THE BOARD OF DIRECTORS OF AMN HEALTHCARE SERVICES, INC. RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

	FOR	AGAINST	ABSTAIN
2. To approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the foregoing proposal.	☐	☐	☐

THIS PROXY CARD IS VALID ONLY WHEN SIGNED

Dated:

Signature of Stockholder

Signature of Stockholder (if held jointly)

Name and Title of Representative (if applicable)

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.